Exhibit 99.1
JOINT FILING AGREEMENT
This Joint Filing Agreement is entered into by and among Brown Brothers Harriman & Co. and Brown Brothers Harriman Credit Partners, LLC (collectively, the "Filers").
Each of the Filers may be required to file with the United States Securities and Exchange Commission a statement on Schedule 13D with respect to Class S Units of Beneficial Interest of AMG BBH Asset-Backed Credit Fund, LLC beneficially owned by them from time to time.
Pursuant to and in accordance with Rule 13d-1(k) promulgated under the Securities Exchange Act of 1934, as amended, the Filers hereby agree to file a single statement on Schedule 13D (and any amendments thereto) on behalf of each of the Filers, and further agree to file this Joint Filing Agreement as an exhibit to such statement, as required by such rule.

This Joint Filing Agreement may be terminated by any of the Filers upon written notice to the other Filer or upon such lesser period of notice as the Filers may mutually agree.

Executed and delivered as of the date first above written.

Date:                July 14, 2026
BROWN BROTHERS HARRIMAN & CO.

By: /s/ Christian Brunet
        Partner
        Brown Brothers Harriman & Co.

BROWN BROTHERS HARRIMAN CREDIT PARTNERS, LLC
By: /s/ Daniel Greifenkamp
        Chief Executive Officer
        Brown Brothers Harriman Credit Partners, LLC